Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Pricing of Pending Any and All Tender Offer

MINNEAPOLIS (April 8, 2016) — Target Corporation (“Target”) (NYSE:TGT) announced today the total consideration payable in connection with its previously announced tender offer (the “Any and All Tender Offer”), which commenced on April 4, 2016, to purchase any and all of the outstanding debt security (the “Any and All Notes”) listed in the table below. The Any and All Tender Offer will expire today, April 8, 2016, at 5:00 p.m., New York City time, unless extended (such date and time, as the same may be extended, the “Any and All Expiration Date”). The Any and All Tender Offer is being made solely pursuant to the offer to purchase, the related letter of transmittal and, if applicable, the related notice of guaranteed delivery, each dated April 4, 2016 (as they may be amended or supplemented, the “Offer Documents”).

The table below sets forth the Total Consideration for the Any and All Notes. The reference yield listed in the table below is based on the bid-side price of the reference security listed in the table below at 2:00 p.m., New York City time, today, as described in the Offer Documents.

Any and All of the Outstanding Security Listed Below
Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration(1)
6.500% Notes due 2037	87612EAR7	$1,145,441,000	3.000% due November 15, 2045	2.548%	+95 bps	$1,451.17

(1)         Per $1,000 principal amount of Any and All Notes.

Holders of Any and All Notes must validly tender and not validly withdraw their Any and All Notes at or prior to the Any and All Expiration Date to be eligible to receive the Total Consideration, or timely comply with the guaranteed delivery procedures by no later than 5:00 p.m., New York City time, on April 12, 2016 (as further described in the Offer Documents). Withdrawal rights for the Any and All Tender Offer will expire today, April 8, 2016, at 5:00 p.m., New York City time. Holders will also receive accrued and unpaid interest on Any and All

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Target Corporation Announces Pricing of Pending Any and All Tender Offer — Page 2 of 3

Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the initial date Target makes payment in same-day funds for the Any and All Tender Offer, which date is anticipated to be April 11, 2016. The payment date for Any and All Notes tendered by guaranteed delivery is anticipated to be April 13, 2016, two business days after the initial payment date for Any and All Notes. Interest will cease to accrue on April 11, 2016 for all Any and All Notes accepted in the Any and All Tender Offer, including those tendered by guaranteed delivery.

In addition to the Any and All Tender Offer, Target previously announced its pending tender offers (together with the Any and All Tender Offer, the “Tender Offers”) to purchase up to applicable maximum payment amounts of seven series of securities specified in the Offer Documents (together with the Any and All Notes, the “Securities”). Target refers holders to the Offer Documents for the complete terms of the Tender Offers.

Information Relating to the Tender Offers

Copies of the offer to purchase, letter of transmittal and notice of guaranteed delivery are available at the following web address: http://www.gbsc-usa.com/Target/. Holders may also obtain a copy of the Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 470-3900 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Securities is making any recommendation as to whether holders should tender any Securities in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Securities, and, if so, the principal amount of Securities to tender.

Target Corporation Announces Pricing of Pending Any and All Tender Offer — Page 3 of 3

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Securities. The full details of the Tender Offers for the Securities, including complete instructions on how to tender Securities, are included in the Offer Documents. Holders are strongly encouraged to read carefully the Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,793 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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